July 6, 2015

Hendrik Jacobs
[Address omitted]

Dear Rik,

Per our discussions, I am most pleased to offer you the position of Chief Executive Officer, SunOpta, Inc. reporting to the Board of Directors and Alan Murray as the Board Chair effective October 1, 2015 under the following conditions:

Location: You will be based in the United States but working for the Canadian SunOpta, Inc entity.

Duties: During the term of this Agreement you shall devote your full-time attention, energies and talents to serving as Chief Executive Officer, to discharge the responsibilities assigned to you hereunder by the Board of Directors and to use your reasonable best efforts to perform faithfully and efficiently such responsibilities. Your responsibilities and duties shall be as mutually agreed upon from time to time by you and the Board of Directors and shall comply with all Company policies and procedures.

Salary: During the term of your full time employment under this agreement, the Company shall pay you a base salary at an annual rate of no less than $650,000.00 USD or such at a higher annual rate as approved by the Board of Directors. The salary will be paid in equal bi-weekly amounts aligned with the US payroll schedule. Your salary will be reviewed no less than one time per year. Your next salary review will be in April 2016. Your salary will transition to the US payroll as of October 1, 2015.

Housing Assistance: You will be provided a $100,000 USD lump sum payment, less applicable withholding, for housing benefits in the U.S.

Short Term Incentive: You will be eligible for the Short Term Incentive Plan at a target of 100% of your base salary and administered according to the Short Term Incentive Plan Document as approved by the Board of Directors. Your incentive target change will be prorated for 2015 from the effective date of the change in salary and role. The STI grant and Plan terms are subject to change on an annual basis and are at the sole discretion of the Board of Directors.

Long Term Incentive: You will be eligible to participate in the Long Term Incentive Plan at a target of 150% of your base salary and administered according to the Long Term Incentive Plan document as approved by the Board of Directors. The next award at the 150% target will be in May 2016. The LTI grant and Plan terms are subject to change on an annual basis and are at the sole discretion of the Board of Directors.

Stock Grant: You will be awarded 23,000 Stock Options priced as of market close the day prior to the executed agreement date. The vesting period is 20% each year for five years and the options will expire ten years after the award date. You will also be awarded 23,000 Performance Share Units that will vest according to the 2015 Long Term Incentive Plan.

Benefits: Your medical, dental, disability and life insurance benefits will remain aligned with your current package as outlined in your employment agreement dated 30 June 2012.

Allowances: Paid time off, auto allowance, club allowance, professional fee allowances and social contributions, such as RRSP, will remain the same as the employment agreement dated 30 June 2012.

Employee Stock Purchase Plan: You will continue to be able to be eligible to participate in the ESPP with 1% to 10% contribution up to a maximum stock value of $25,000 USD and in accordance with the ESP Plan document.

Change of Control: In the event of a change of Change of Control of the Company ("Change of Control") defined as a transaction or series of transactions whereby directly or indirectly:

(a) any person or combination of persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast [50%] or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

(b) the Company consolidates or merges with or into, amalgamates with, or enters into a statutory arrangement with, any other person (other than a subsidiary of the Company) or any other person (other than a subsidiary of the Company) consolidates or merges with or into, or amalgamates with or enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property;

(c) all unvested options and performance share units will immediately vest. In addition, if your employment is terminated by the Company without Cause (other than on account of death or disability) or in the event of a constructive dismissal claim within twelve (12) months following a Change of Control, you will be entitled to receive severance benefits of twenty-four months that includes: (i) current base salary, (ii) incentive based on the average of the last two years of STI previously awarded to you by way of a lump sum payment, (iii) plus continuation of allowable medical and insurance benefits during the severance period, and (iv) the monetary equivalent of the amounts the Company previously paid for LTD, life insurance and auto allowance during the severance period. The payments and benefits described in this paragraph are in lieu of, and not in addition to, any other severance arrangements stated herein.

Non-Competition and Non-Solicitation: In your capacity as an officer and employee of the Company, you covenant and agree that you will not at any time within the period of twenty four (24) months following the earlier of the expiration of this Agreement or any termination of your employment hereunder:

(a) either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, consultant, shareholder (except as a shareholder holding not more than five (5) percent of the outstanding shares from time to time from any class of shares of a publicly traded corporation) or in any other manner whatsoever carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts of or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons engaged in or concerned with or interested in, any business the same or substantially similar to or competitive with the business the Company carried on during the course of your employment hereunder in the United States or Canada at the time of the termination of your employment hereunder;

(b) either directly or indirectly, by any means or in any capacity, approach, solicit or contact in the course of being engaged in a business competitive with the Company any person solicited, serviced, or contacted by you on behalf of the Company during your employment; and

(c) either directly or indirectly, by any means or in any capacity, interfere with the employment arrangements between the Corporation or any of its employees and will not in any way solicit, recruit, assist others in recruiting or hiring, or discuss employment or similar arrangements with any employees of the Company.

If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and paragraphs (a), (b) and (c) are each declared to be separate and distinct covenants. You hereby agree that all restrictions contained in this section are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived. You further agree that the covenants in this section shall not terminate upon the termination of your employment hereunder and acknowledge that a violation of any of the provisions of this section will result in immediate and irreparable damage to the Company and agree that in the event of such violation, the Company, in addition to any other right of relief, shall be entitled to seek equitable relief by way of a temporary or permanent injunction and to such other relief that any court of competent jurisdiction may deem just and proper. If you are in breach of any such restrictions, the running of the period of such restrictions shall be stayed and shall recommence upon the date you cease to be in breach thereof, whether voluntarily or by injunction.

Termination of Employment by Employee: You may resign your employment with the Company upon providing at least twelve (12) weeks advance notice of your expected last day of work. The Company has the right to waive all or part of your resignation notice but will pay you for the entire 12-week period if it waives some or all of the notice. Other than paying you for the 12-week period, the Company will have no liability for termination or severance pay or payment in lieu therefore or damages whether at common law equity or otherwise.

Termination by Company:

1) Termination by Company without Cause. The Company may terminate your employment at any time without Cause, in which case the Company will, in full satisfaction of its obligations to you and subject to you signing and delivering to the Company a standard form release in favor of the Company and complying with your post-employment obligations as set out above:

(a) pay your outstanding base salary, prorated bonus based on the Company’s current financial results in accordance with measures outlined in the current year Short Term Incentive Plan plus outstanding vacation pay accrued until the date your employment ceases;

(b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases;

(c) pay you severance benefits of twenty-four (24) months (“the Severance Period”), paid by way of salary continuance, that includes: (i) base salary as of the date of termination; (ii) incentive based on the average of the last two years of STI previously awarded to you, (iii) continuation of allowable medical and dental insurance benefits during the Severance Period; and (iv) the monetary equivalent of the amounts the Company previously paid for LTD, life insurance and auto allowance during the Severance Period.

(d) providing that you continue consulting for the Company upon the Company’s reasonable request during the Severance Period, the Company will allow your unvested options to continue vesting during the Severance Period. You will also have thirty (30) days after the end of the Severance Period in which to exercise vested options.

Payments made under this termination provision encompass any entitlement you have to common law notice or pay in lieu and to termination and/or severance pay and benefits continuation under applicable legislation.

2) Termination by Company with Cause. The Company may terminate your employment at any time with Cause and without prior notice or any further obligations by the Company, and you will be ineligible for any common shares not yet granted. On the termination of your employment with Cause, the Company will, in full satisfaction of its obligations to you:

(a) pay your outstanding base salary, prorated bonus based on the Company’s current financial results in accordance with measures outlined in the current year Short Term Incentive Plan and vacation pay accrued until the date your employment ceases; and

(b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases.

In this Agreement, "Cause" means cause for termination of employment as:

(a) Employee has materially breached the provisions of this Agreement in any respect,

(b) Employee has engaged in material misconduct, including material failure to perform Employee's duties as an officer or employee of the Company, or has provided information about Employee's qualifications, experience, character, or reputation that is false or misleading

(c) Employee has committed fraud, theft, misappropriation, breach of fiduciary duty or embezzlement in connection with the Company's business,

(d) Employee has been convicted or has pleaded guilty, no contest, or nolo contendere to any felony, or

(e) Employee's use of narcotics, liquor or illicit drugs that has a detrimental effect on the performance of his employment responsibilities, as determined by the Company.

3) Termination upon Death. In the event that you should die during the term of this Agreement, this Agreement automatically ceases without notice or any further obligations by the Company and the Company will, in full satisfaction of its obligations herein:

(a) pay any outstanding base salary, prorated bonus, prorated allowances and vacation pay accrued until the date of your death;

(b) reimburse the expenses properly incurred by you up to the date of your death; and

(c) provide any bonus and vested options and shares for the fiscal period immediately prior to your death, which have not been paid prior to your death; vested shares and options will need to be exercised within have thirty (30) days post death;

(d) provide family health benefits for eighteen (18) months following death.

4) Constructive Dismissal. If the Company makes a substantially material change in your title, duties, reporting relationship or remuneration, or materially breaches this Agreement without your express or implied consent, then you may resign and claim constructive dismissal. If you are constructively dismissed under this paragraph, then you will be entitled to the same severance benefits for the same Severance Period as if the Company terminated you without cause under this Agreement.

5) Consequences of Termination. The termination of your employment for any reason whatsoever shall also automatically terminate any director or officer positions you may then hold, and you agree to sign any documentation necessary to give effect to this paragraph 5.

6) Benefits on Termination. If on the termination of your employment, the Company is unable to continue its contributions to the benefit plans as set out in this Agreement because it is unable to do so under the terms of any benefit plan, it will pay you an amount equal to the Company's required contributions to such benefit plans on your behalf for such period required by this Agreement. You understand and agree, as provided for above, that the Company will terminate your LTD coverage and life insurance coverage on the date you are provided with termination notice and will pay you the monetary equivalent of its contribution for that coverage during any Severance Period.

Practices & Policies: You agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware. All such practices and policies form part of this contract of employment. The Company reserves the right to change any practice or policy at any time, including any benefit plan or program, at our sole discretion. The Company, however, will only make such changes after providing ninety (90) days of advance written notice (unless the change(s) are not material, or are permitted to be made without advance notice under applicable law), after which you will be expected to comply with the change. You understand and agree that any such changes shall not constitute a constructive dismissal of your employment under this Agreement or under governing law.

Miscellaneous

This Agreement supersedes and replaces all prior employment agreements with the Company except as specifically referenced herein.

Sincerely,

/s/ Alan Murray

Alan Murray
Board Chair, SunOpta, Inc.

I have read, understand and accept the terms and conditions set out in this letter.

Signature	Date

/s/ Hendrik Jacobs	July 6, 2015
Hendrik Jacobs